Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
(1) Registration Statement (Form S-3 No. 333-194293, 333-203292, and 333-222745) of Regulus Therapeutics Inc., and
(2) Registration Statement (Form S-8 No. 333-184324, 333-188606, 333-194294, 333-201988, 333-206511, 333-209654, 333-215793, and 333-222434) pertaining to the 2009 Equity Incentive Plan, 2012 Equity Incentive Plan and the 2012 Employee Stock Purchase Plan of Regulus Therapeutics Inc.;
of our reports dated March 7, 2018, with respect to the financial statements of Regulus Therapeutics Inc. and the effectiveness of internal control over financial reporting of Regulus Therapeutics Inc. included in this Annual Report (Form 10-K) of Regulus Therapeutics Inc. for the year ended December 31, 2017.
/s/ Ernst & Young LLP
San Diego, California
March 7, 2018